EXHIBIT 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of November 15, 2016 (the “Effective Date”), between InnerScope Advertising Agency, Inc., a Nevada corporation (“the Company”) and Matthew Moore (the “Executive”).

WHEREAS, prior to the date hereof the Executive has served as Chief Executive Officer (“CEO”) and President of the Company as well as a member of the Company’s Board of Directors (the “BOD”); and

WHEREAS, the Company desires to enter into this Agreement with the Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1. Representations and Warranties. The Executive hereby represents and warrants to the Company that he (i) is not subject to any non-solicitation or non-competition agreement affecting his employment with the Company, (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company, and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

2. Term of Employment.

(a) Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company as an “at will” employee, commencing as of the Effective Date and continuing until terminated either by the Company or the Executive. Executive and Company acknowledge and understand that as an “at will” employee, Executive and/or Company may terminate this Employment Agreement with or without cause, provided the terminating party gives at least 90 days notice of their intent to terminate this Agreement. This 90-day notice requirement is not binding upon Company if Executive commits acts of malfeasance as further discussed in Section 6..

(b) Continuing Effect. Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 6(e), 7, 8, 9, 11 14, 17, 18, and 22 shall remain in full force and effect and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.

3. Duties.

(a) General Duties. The Executive shall serve as CEO and President of the Company, with duties and responsibilities that are customary for such an executive and which shall include direct oversight (subject, at the Executive’s election, to appropriate delegation) and authority over all operational and strategic decision-making and business matters of the Company, subject to the direction of the BOD of the Company. The Executive shall also perform such other duties as shall be reasonably determined from time to time by the BOD and such services for such subsidiaries of the Company as may be necessary. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.

(b) Devotion of Time. Subject to the last two sentences of this Section 3(b), Executive shall devote a reasonable amount of his business time, attention and energies to the affairs of the Company and its subsidiaries and affiliates as are necessary to perform his duties and responsibilities pursuant to this Agreement. The Executive shall not enter the employ of or serve as a consultant to (other than the agreements with Helix Care (California), Inc. (“Helix”), or in any way perform any services with or without compensation to, any other persons, business, or organization, without the prior consent of the BOD or the shareholders. Notwithstanding the above, the Executive shall be permitted to devote a limited amount of his time, to professional, charitable or similar organizations, including serving as a non-executive director or an advisor to a BOD, committee of any company or organization provided that such activities are not directly or indirectly in conflict with the business of the Company and/or do not interfere with the Executive’s performance of his duties and responsibilities as provided hereunder. If any of these activities present a direct or indirect conflict of interest, Executive shall obtain the permission of the BOD or the shareholders.

(c) Location of Office. The Executive’s principal business office shall be in the Company’s offices in Roseville, California or such other location as shall be mutually agreeable to the Executive and the Company. Executive is not required to perform his job duties at the Company’s offices, but shall work at the Company’s offices as needed to supervise the Company’s employees and ensure the success of the Company.

(d) Adherence to Inside Information Policies. The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party. The Executive shall promptly execute any agreements generally distributed by the Company to its employees requiring such employees to abide by its inside information policies. Executive agrees that prior to selling more than 5% of his stock holdings in any single day, Executive shall consult with the Company’s counsel to ensure compliance with Securities laws.

4. Compensation and Expenses.

(a) Salary. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $225,000 (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations payable in accordance with the Company’s customary payroll practices.

(b) Bonus. The Executive is eligible to participate in any bonus plan the BOD implements.

(c) Expenses(a). In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Executive for all reasonable documented travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices. Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, its executive officers.

5. Benefits.

(a) Paid Time Off. As an executive, time off will not be governed or restricted. The Executive shall take reasonable amounts of time off according to his discretion and with the full consent and approval of the BOD, provided that such activities do not interfere with the Executive’s performance of his duties and responsibilities as provided hereunder. Executive is well aware that he will be available to the Company while on time off (by cell phone and e-mail whenever logistically possible) and will be willing to prematurely end time off as the needs of the Company may dictate (whenever logistically possible).

(b) Employee Benefit Programs. The Executive is entitled to participate in any pension, 401(k), insurance or other employee benefit plan that is maintained by the Company for its executives, including programs of life insurance, health insurance and reimbursement of membership fees in professional organizations. All such benefit programs shall be approved by the BOD.

6. Termination.

(a) In the event of termination of employment by the Company without Cause, the Executive shall be immediately entitled to one month of salary for every two months worked, up to a maximum of 18 paid months as severance, less all amounts of salary and cash bonus payments previously received under this Agreement. Such severance shall be paid by the Company at the same times as it pays its executives. Executive acknowledges and understands that said payments shall cease or be limited to the difference in Executive’s salary with Company and new employer upon Executive finding new employment. For example, should Executive find new employment paying $100,000 per year, Executive shall only be entitled to $125,000 for each month Executive is entitled to severance payment. Executive further acknowledges and agrees that Executive is obligated to make reasonable and good faith efforts to find new employment upon severance payments commencing. Failure to make such reasonable and good faith efforts by Executive give Company the option, but not the obligation, to discontinue such severance payments.

(b) Termination for Cause. In the event Executive is terminated for Cause, the Company may terminate this Agreement, and the Executive shall have no right to compensation, severance as defined in Section 6(a) or reimbursement for expenses not directly related to the benefit of the Company, or to participate in any Executive benefit programs under Section 5, except as may otherwise be provided for by law, for any period subsequent to the effective date of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, any felony (including, but not limited to, any felony involving fraud, moral turpitude, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company); (ii) the Executive, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company; (iv) the Executive breaches his fiduciary duty to the Company resulting in profit to him, directly or indirectly, without the express written permission of the BOD; (v) the Executive materially breaches any agreement with the Company; (vi) the Executive breaches any provision of Section 7 or Section 8; (vii) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) the Executive becomes subject to a cease and desist order or other order issued by the Securities and Exchange Commission after an opportunity for a hearing; (ix) the Executive refuses to carry out a resolution adopted by the Company’s BOD at a meeting in which the Executive was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) the Executive abuses alcohol or drugs in a manner that interferes with the successful performance of his duties; (xi) the Executive fails to perform his duties under the Agreement by the Executive for any reason other than Section 6(c) of this Agreement.

(c) Death or Disability. Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of the Executive. For purposes of this Section 6(a), “disability” shall mean (i) the Executive is unable to engage in his customary duties by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable). In the event that the Executive’s employment is terminated by reason of Executive’s death or disability, the Company shall pay the following to the Executive or his personal representative: (i) any accrued but unpaid Base Salary for services rendered to the date of termination and (ii) any accrued but unpaid expenses required to be reimbursed under this Agreement.

(d) Other Termination.

(1) This Agreement may be terminated: (i) by the Executive for Good Reason (as defined below and subject to Section 6(b) of this Agreement), (ii) by the Company without Cause, or (iii) by the Executive without reason, provided the Executive gives the Company 90 days notice.

(2) In the event this Agreement is terminated by the Company without Cause, but the Company desires for Executive’s termination date be some date beyond the date of termination notice, the Executive shall be entitled to only the following:

(A) Any accrued but unpaid Base Salary for services rendered to the date of termination;

(B) Amounts specified in 6(a) of this Agreement but only if terminated without Cause;

(C) Any accrued but unpaid reasonable business expenses required to be reimbursed under this Agreement; and

(D) any benefits (except perquisites) to which the Executive was entitled pursuant to Section 5(b) hereof shall continue to be paid or provided by the Company, as the case may be, for three months, subject to the terms of any applicable plan or insurance contract and applicable law provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a) (5) or otherwise. In the event all or a portion of the benefits to which the Executive was entitled pursuant to Section 5(b) hereof are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

(3) In the event of a Change of Control during the Term, the Executive shall be entitled to receive each of the provisions of Section 6(d)(2)(A) – (D) above except the benefits under Section 6(d)(2)(D) shall continue for a three month period provided that such benefits are exempt from Section 409A of the Code by reason of Treasury Regulation 1.409A-1(a)(5) or otherwise. In the event all or a portion of the benefits under Section 6(e)(2)(D) are subject to 409A of the Code, the Executive shall not be entitled to the benefits that are subject to Section 409A of the Code subsequent to the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)).

Any termination made by the Company under this Agreement shall be approved by the BOD.

(e)  Upon (1) voluntary or involuntary termination of the Executive’s employment or (2) the Company’s request at any time during the Executive's employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, manuals, work product, thumb drives or other removable information storage devices, and hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.

7. Non-Solicitation of Employees.

(a) Solicitation of Employees. For two years following Executive’s termination from the Company, for any reason, the Executive agrees that he shall not, directly or indirectly, request, recommend or advise any employee of the Company to terminate his or her employment with the Company, for the purposes of providing services to Executive’s new employer or another Comapny, or solicit for employment or recommend to any third party the solicitation for employment of any individual who was employed by the Company or any of its subsidiaries and affiliates at any time during the one year period preceding the Executive’s termination of employment. Additionally, Executive agrees that he shall not hire any person who previously worked for the Company for two years following his termination.

(b) Non-disparagement. The Executive agrees that, after the end of his employment, he will refrain from making, in writing or orally, any unfavorable comments about the Company, it Directors, Officers, shareholders, its operations, policies, or procedures that would be likely to injure the Company’s reputation or business prospects; provided, however, that nothing herein shall preclude the Executive from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law.

(c) No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 7, and confirms he has received adequate consideration for such undertakings.

(d) References. References to the Company in this Section 7 shall include the Company’s subsidiaries and affiliates.

(e) Liquidated Damages. The parties recognize and agree that violation of Sections 7, 8, and/or 11 may cause damages that are difficult to quantify to the aggrieved party. In recognition of this difficulty in assessing the damages caused therefrom, Executive and Company agree that in addition to any remedy the arbitrator may order, the violating party of any of the paragraphs mentioned herein shall pay the sum of $10,000.00 to the aggrieved party as a liquidated damage. Where violation of any of Sections 7, 8, and/or 11 is alleged, the party claiming to have been aggrieved shall shoulder the burden of proof.

8. Non-Disclosure of Confidential Information.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the Company, the Company’s budgets and strategic plans, and the identity of customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and customer lists, customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, customers and former customers. Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information: (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality, and (iv) information which would otherwise be considered Confidential Information that was acquired by the Executive prior to the signing of this Agreement.

(b) Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing customers, vendors or suppliers; (iv) goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, Services, methods, operations and procedures. Notwithstanding the foregoing, nothing in this Section 8(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

(c) Confidentiality. During the Term of this Agreement and following termination of employment, for any reason, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries or affiliates is a special, valuable and unique asset. The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his employment. All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company, its customers, or subjects, as the case may be. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity other than the Company or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive).

(d) References. References to the Company in this Section 8 shall include the Company’s subsidiaries and affiliates.

9. Equitable Relief.

(a) The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or take any action in violation of Section 7 and/or Section 8, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below, to enjoin the Executive from breaching the provisions of Section 7 and/or Section 8. Company and Executive hereby agree that this Section shall only be applicable to actions instituted requesting equitable or declaratory relief. Company and Executive agree that no action for money damages, regardless of the nature of the claim being contractual or in tort, may be maintained in State or Federal Courts, and the only venue for such actions requesting money damages is arbitration.

(b) Any action permitted to be filed in the State or Federal Courts pursuant to Section 9(a) must be commenced only in the appropriate state or federal court located in Placer County, California. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

10. Conflicts of Interest. While employed by the Company, the Executive shall not, unless approved by the BOD or the shareholders of the Company, directly or indirectly:

(a) participate as an individual in any way in the benefits of transactions with any of the Company’s suppliers, vendors, customers, or subjects, including, without limitation, having a financial interest in the Company’s suppliers, vendors, customers, or subjects, or making loans to, or receiving loans, from, the Company’s suppliers, vendors, customers, or subjects;

(b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

(c) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, medical, technical, or managerial capacity by, a person or entity which does business with the Company.

11. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Executive during the course of his employment with the Company (whether or not actually conceived during regular business hours), and (ii) related to the business of the Company, shall be deemed works made for hire and shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and the Executive hereby assigns any such inventions to the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company’s funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Executive for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Executive shall be bound by such decision. The Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all work product and intellectual property rights described by the first sentence of this Section 11, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement. Exhibit A to this Agreement contains a non-exclusive list of inventions, ideas, processes, and designs which the Executive made or conceived prior to his employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section 11 shall include the Company, its subsidiaries and affiliates.

12. Indebtedness. If, during the course of the Executive’s employment under this Agreement, the Executive becomes indebted to the Company for any reason, the Company may, if it so elects, and if permitted by applicable law, set off any sum due to the Company from the Executive and collect any remaining balance from the Executive unless the Executive has entered into a written agreement with the Company.

13. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

14. Severability.

(a) If, in any adversarial proceeding, including arbitration, the arbitrator or judge shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

15. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:	InnerScope Advertising Agency, Inc.
2281 Lava ridge Ct. Ste 130
Roseville, CA 95661
Attn: Mark Moore, Chairman

To the Executive:	Matthew Moore
1501 Deer Hollow Way
Roseville, CA 95661
Email: matthewmoore@hearingmed.com

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

17. Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

18. Governing Law. This Agreement shall be governed or interpreted according to the internal laws of the State of California without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of California without regard to choice of law considerations.

19. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

20. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

21. Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Placer County, California before one arbitrator. The parties to arbitration shall jointly select an arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures delineated in Rule 16.1 and 16.2. The decision of the arbitrator shall be final and conclusive, and the parties waive the right to trial de novo or appeal, excepting only for the purpose of confirming the arbitrator's decision, for which purpose the Parties agree the California Superior Court shall have jurisdiction. The party asserting any breach will have the burden of proof with respect thereto.

22. Section 409A Compliance.

(a) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder. This Agreement shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement to the contrary, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service (including a voluntary separation from service for good reason that is considered an involuntary separation for purposes of the separation pay exception under Treasury Regulation 1.409A-1(n)(2)) or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b) Notwithstanding any other provision of this Agreement, if at the time of the Executive's termination of employment, the Executive is a "specified employee", determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute "nonqualified deferred compensation" subject to Section 409A (e.g., payments and benefits that do not qualify as a short-term deferral or as a separation pay exception) that are provided to the Executive on account of the Executive’s separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive's termination date ("Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive's estate in a lump sum upon the Executive's death.

(c) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(d) In the event the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s separation from service, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to Section 409A as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(i) For purposes of this subparagraph, amounts payable under the Agreement should not provide for a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (e.g., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (e.g., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of the Treasury Regulations.

(ii) To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(iii) To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e) The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

Innerscope Advertising Agency, Inc.

By:/s/ Mark Moore
Mark Moore,
Chairman

Executive:

/s/ Matthew Moore
Matthew Moore